Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement on Form F-3 (No. 333-159218) and related Prospectus of Tsakos Energy Navigation Limited for the registration of debt securities, common shares, preferred shares, warrants, depositary shares, purchase contracts and units, and to the incorporation by reference therein of our reports dated March 31, 2009, with respect to the consolidated financial statements of Tsakos Energy Navigation Limited, and the effectiveness of internal control over financial reporting of Tsakos Energy Navigation Limited, included in its Annual Report (Form 20-F) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

June 12, 2009